Contacts:
Stephan Rohaly	Darby Dye
Chief Financial Officer	Investor Relations–US
+49 89 95 95 5101	+1 949-553-4251
srohaly@scmmicro.de	ddye@scmmicro.com

SCM MICROSYSTEMS REPORTS SECOND QUARTER 2009 RESULTS
Hirsch Merger Drives Nearly 70% Revenue Increase and Higher Gross Profit Margin;
Record Quarter in Asia Yields Additional, Organic Growth

SANTA ANA, Calif. and ISMANING, Germany – August 14, 2009 – SCM Microsystems, Inc. (NASDAQ: SCMM, Prime Standard: SMY), a leading provider of solutions for secure access, secure identity and secure exchange, today announced results for its second quarter ended June 30, 2009. Despite continued sluggishness of security and identity programs in the U.S., Japan and Europe, revenue grew nearly 70% year over year as a result of successful strategic initiatives, including the Company’s merger with Hirsch Electronics Corporation and investments made in key markets and regions. All figures are reported in accordance with U.S. GAAP, except as noted.

“Our merger with Hirsch is proving a strategic success, as it has strengthened our financial performance across multiple metrics, our ability to capture new and existing sales opportunities and our overall business profile. With only two months of operating results from our Hirsch subsidiary included in the second quarter, sales doubled in our Security and Identity Solutions business, overall gross profit margin increased by eight percentage points and the Hirsch subsidiary generated operating profit on a standalone basis,” said Felix Marx, chief executive officer of SCM Microsystems. “The integration of Hirsch and SCM is proceeding as planned. Sales and marketing cross training is under way and we have already secured our first joint sales win. Integrated finance systems, including reporting processes, are in place or in process, and the move of our U.S. headquarters to Santa Ana, California is nearly complete.”

“We also charted significant progress in our strategy to regionally expand and diversify our customer base in the second quarter. Strategic sales programs and a systematic focus on the development of new customers and sales channels resulted in record sales in Asia, other than Japan, primarily to new PC OEM customers,” continued Marx. “In Europe, we continued to ship desktop eHealth terminals and recorded our first sales of mobile terminals for the German electronic health card program, under which deployments began in April. Additionally, we leveraged the investments made in the technology underlying these terminals to supply solutions for emerging applications outside the healthcare sector.”

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Second Quarter Results

On April 30, 2009, SCM completed its merger with Hirsch Electronics Corporation, and financial results for the 2009 second quarter include two months of operating results for the Hirsch subsidiary.

SCM’s primary business segment, which includes operations from the Hirsch subsidiary, is Security and Identity Solutions, which provides contact, contactless and mobile smart card reader technology, digital identity and transaction platforms and access control systems to enable security, identity, contactless payment, e-health and electronic government services. Second-quarter revenue from the Security and Identity Solutions business was $10.0 million, up more than 100% from $4.9 million in the same quarter a year earlier. The primary reason for this increase was the inclusion of two months of revenue from the Hirsch subsidiary. On a standalone basis, revenue in the Hirsch subsidiary was up both sequentially and year over year in the second quarter, led by sales of access control systems and strong government agency deployments. SCM’s organic smart card reader revenue increased 12%, driven by record sales in Asia (excluding Japan), which offset declines in Europe and Japan.

Revenue from SCM’s Digital Media and Connectivity business decreased 43% to $0.9 million in the second quarter, compared with $1.6 million in the same quarter of 2008, primary as a result of variability in the timing of orders from major customers.

In aggregate, total revenue in the second quarter of 2009 was $11.0 million, up nearly 70% from $6.5 million in the second quarter of 2008.

Gross profit margin in the second quarter was positively impacted by higher-margin sales made by the Hirsch subsidiary, and increased to 51% of revenue, compared with 43% in the same quarter a year ago.

As expected, operating expenses in the second quarter increased year over year as a result of adding two months of expenses for the Hirsch subsidiary, from $5.1 million in the second quarter of 2008 to $7.4 million in the current-year period, an increase of 45%. Operating expenses in the second quarter of 2009 included approximately $0.5 million in transaction-related costs. Aside from Hirsch subsidiary and merger-related expenses, operating expenses decreased both sequentially and year over year across all major categories..

Operating loss decreased to $(1.9) million in the second quarter, compared with operating loss of $(2.3) million in the same quarter of 2008.  Additionally, the Company recorded other expenses and loss on investments of $0.5 million, as well as tax benefit of $1.7 million in the second quarter related to the accounting for taxes following the Hirsch transaction.

Loss from continuing operations in the second quarter of 2009 was $(0.6) million, or $(0.03) per share, compared with loss from continuing operations of $(2.0) million, or $(0.13) per share in the prior year period.

SCM used $14.2 million of cash in the second quarter of 2009 as consideration for the Hirsch merger and received $3.3 million cash from the transaction, ending the quarter with cash and cash equivalents of $5.3 million, compared with $20.6 million at the end of the first quarter of 2009.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter of 2009 was $(2.0) million, compared with EBITDA of $(2.1) million in the second quarter of 2008. (EBITDA is not reported in accordance with U.S. GAAP. See reconciliation of EBITDA to GAAP accounting contained within this press release.)

“While the global economic situation remains uncertain, we believe our merger with Hirsch will create a more consistent and stable revenue profile for SCM and provide significant, complementary new opportunities for incremental revenue growth,” said Marx. “During the second half of 2009, we expect that normal seasonality will result in increased activity in the U.S. government sector, and that the electronic health card program in Germany will continue to ramp, although the current pace of the program deployments may delay higher volume demand until 2010. Expense management, as always, will be a key focus.”

Business Outlook

Due to the severity and unpredictability of the global economic downturn and the resulting disruption in forecasting of future financial results, SCM will not provide financial guidance until visibility improves regarding the economic environment and its impact on the Company’s business.

Additional Information

SCM does not plan to hold a conference call or webcast to discuss the results of its 2009 second quarter.  For more information on SCM’s second quarter results, please see the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the U.S. Securities and Exchange Commission.

About SCM Microsystems, Inc.

SCM Microsystems (NASDAQ:SCMM; Prime Standard: SMY) is a global leader in security and identity solutions for secure access, secure identity and secure exchange. Together with its Hirsch Electronics subsidiary, SCM provides complete, integrated solutions that secure digital assets, electronic transactions and facilities. The company offers the world's broadest range of contact, contactless and mobile smart card reader technology; physical and logical access control systems; digital identity transaction platforms; biometrics; and digital video. SCM's solutions enable a wide variety of applications including enterprise security, identity management, contactless payment, e-health and electronic government services. For additional information, visit www.scmmicro.com and www.HirschElectronics.com.

NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, the statements by Felix Marx; our statements about the expected future benefits of our merger with Hirsch, including stronger financial performance, the ability to better capture new and existing sales opportunities for incremental revenue growth and the creation of a more consistent and stable revenue profile; our expected areas of increased sales activity in 2009; and our statements about product demand from the German electronic health card program. These statements are based on current expectations or beliefs, as well as a number of assumptions about future events that are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks and uncertainties, many of which are outside our control, that could cause our actual business and operating results to differ, including, but not limited to, our ability to grow market share and revenues based on a strategy of participating in early stage markets for contactless products; our ability to successfully integrate the Hirsch business into ours; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all, including the government, payment and enterprise security markets that we are targeting; sales to a relatively small number of customers historically have accounted for a significant percentage of our revenues; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; the current economic conditions could negatively impact customer demand, the ability of our suppliers to produce and sell to us key components of our products, and/or our ability to access capital; and we may not be able to successfully maintain operating expenses at current or reduced levels. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent reports filed with the U.S. Securities and Exchange Commission.

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SCM and the SCM logo are registered trademarks of SCM Microsystems, Inc. All trade names are trademarks or registered trademarks of their respective holders.

– FINANCIALS FOLLOW –

SCM MICROSYSTEMS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues	$10,961	$6,520	$16,116	$12,984
Cost of revenues	5,390	3,697	8,432	7,478
Gross profit	5,571	2,823	7,684	5,506
Operating expenses:
Research and development	1,489	1,043	2,258	2,078
Sales and marketing	3,739	2,569	5,983	4,730
General and administrative	2,199	1,518	4,686	3,021
Gain on sale of assets	--	--	(249)	--
Total operating expenses	7,427	5,130	12,678	9,829
Loss from operations	(1,856)	(2,307)	(4,994)	(4,323)
Interest and other income (expense), net	(493)	330	(503)	824
Loss from continuing operations before income taxes	(2,349)	(1,977)	(5,497)	(3,499)
Benefit (provision) for income taxes	1,739	(1)	1,740	(48)
Loss from continuing operations	(610)	(1,978)	(3,757)	(3,547)
Income (loss) from discontinued operations	84	(26)	151	(151)
Gain on sale of discontinued operations	38	496	75	509
Net loss	$(488)	$(1,508)	$(3,531)	$(3,189)
Loss per share from continuing operations:
Basic and diluted	$(0.03)	$(0.13)	$(0.20)	$(0.22)
Gain (loss) per share from discontinued operations:
Basic and Diluted	$0.01	$0.03	$0.01	$0.02
Net loss per share:
Basic and Diluted	$(0.02)	$(0.10)	$(0.19)	$(0.20)
Shares used in computing loss per share:
Basic and Diluted	22,039	15,744	18,891	15,742

SCM MICROSYSTEMS, INC.
Reconciliation of EBITDA Calculation to GAAP Accounting
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
EBITDA	$(1,955)	$(2,080)	$(5,046)	$(3,816)

Interest income (expense)	(126)	174	(100)	469
Provision for income taxes	1,739	(1)	1,740	(48)
Depreciation and amortization	(268)	(71)	(351)	(152)

Net loss from continuing operations	$(610)	$(1,978)	$(3,757)	$(3,547)

We conduct a significant amount of our business in Europe, we are dually traded on the U.S. NASDAQ and Frankfurt Prime Standard stock exchanges, the majority of our executive management are located in Germany and a significant portion of our investors are German-based.  Based on these factors, we have determined that EBITDA is a relevant measure of performance for our company, as it is a metric commonly used among companies doing business in Europe and is therefore a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies in Europe and within our industry.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance determined in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our most recent filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$5,309	$20,550
Accounts receivable, net	9,723	8,665
Inventories	7,652	5,065
Other current assets	2,286	1,139
Total current assets	24,970	35,419

Equity investments	1,674	2,244
Property, equipment and other assets, net	2,657	3,168
Goodwill	21,895	--
Intangibles, net	23,017	307
Total assets	$74,213	$41,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,713	$3,555
Accrued expenses and other current liabilities	7,797	7,933
Total current liabilities	13,510	11,488
Long-term liability to related parties	8,018	---
Long-term income taxes payable	377	184
Deferred tax liability	4,154	1,340

Stockholders’ equity	48,154	28,126
Total liabilities and stockholders’ equity	$74,213	$41,138